
FIRST
GUARANTY
BANK

2019

1st Quarter Report

FIRST GUARANTY BANCSHARES, INC.

fgb.net

A Message to Our Shareholders

Dear Shareholders,

Momentum. Incredible momentum. In the first quarter of 2019, our loan portfolio grew by $73 million to $1,298,000,000 from $1,225,000,000 as of December 31, 2018. During the same period, our loans closed but not funded grew by an additional $20 million to $250 million of March 31, 2019 compared to $230.6 million as of December 31, 2018. This is the result of our strategy of moving assets from lower yielding securities to loans and the progress of our lending team including Financial Relationship Mangers, Loan Assistants, Appraisal Department, Credit Department, Loan Operations, Collateral Department, BSA, Compliance and front-end referrals.

The success shows in our loan interest income which grew to $18,482,000 for the three months ending March 31, 2019 from $14,864,000 for the three months ending March 31, 2018.

The net income for the first three months of 2019 is actually lower, mainly because for the first three months of 2019 we have been taking losses continuing our strategy of moving lower yielding securities into loans. As our loan portfolio grows, we are also required to increase our provisions for loan losses. We did not begin our strategy of moving assets from securities to loans and the $200,000 per month of losses it required until July of 2018. After the next few months, the cycle will be completed, and we will be left with the great increases in loan interest income without the securities losses.

Our strategies work. In the three-month period from December 31, 2018 through March 31, 2019, shareholders equity increased $7,300,000. As of March 31, 2019, we paid our 103rd consecutive quarterly dividend.

As we continue through 2019, we will continue to build a stronger income, a stronger balance sheet, and a safer and more sound First Guaranty Bancshares, Inc.

Sincerely,



Alton B. Lewis
Chief Executive Officer/President
First Guaranty Bancshares, Inc.

NASDAQ Symbol: FGBI

We're Social

At A Glance

Branches
26

ATMs
36

Total Assets
$1.9 Billion

Deposits
$1.7 Billion

Total Loans
$1.3 Billion

$3.1 Million
1Q2019 Earnings (unaudited)

103 and counting
Consecutive dividends paid

85
Years in Banking



Consolidated Statements of Condition

(in thousands, except share data)

	March 31, 2019 (unaudited)	March 31, 2018
Assets		
Cash and cash equivalents:		
Cash and due from banks	$165,735	$31,274
Federal funds sold	416	990
Cash and cash equivalents	166,151	32,264
Investment securities:		
Available for sale, at fair value	268,918	384,971
Held to maturity, at cost (estimated fair value of $104,126 and $113,348 respectively)	105,878	117,111
Investment securities	374,796	502,082
Federal Home Loan Bank stock, at cost	2,407	2,359
Loans held for sale	537	1,837
Loans, net of unearned income	1,298,156	1,137,171
Less: allowance for loan losses	11,001	9,788
Net loans	1,287,155	1,127,383
Premises and equipment, net	41,728	38,082
Goodwill	3,472	3,472
Intangible assets, net	3,375	4,221
Other real estate, net	1,120	1,271
Accrued interest receivable	7,707	8,098
Other assets	19,043	10,707
Total Assets	$1,907,491	$1,731,776
Liabilities and Shareholders' Equity		
Deposits:		
Noninterest-bearing demand	$252,205	$250,110
Interest-bearing demand	608,256	586,888
Savings	112,238	112,965
Time	738,450	600,267
Total deposits	1,711,149	1,550,230
Short-term borrowings	-	-
Accrued interest payable	4,975	2,849
Senior long-term debt	19,105	22,040
Junior subordinated debentures	14,709	14,673
Other liabilities	2,971	1,981
Total Liabilities	1,752,909	1,591,773
Shareholders' Equity		
Common stock:		
$1 par value - authorized 100,600,000 shares; issued 8,807,175 shares	8,807	8,807
Surplus	92,268	92,268
Retained earnings	55,070	46,656
Accumulated other comprehensive income (loss)	(1,563)	(7,728)
Total Shareholders' Equity	154,582	140,003
Total Liabilities and Shareholders' Equity	$1,907,491	$1,731,776

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Consolidated Statements of Income

(in thousands, except share, per share data & percentages)

	For the Three-Month Periods Ended March 31, 2019	2018
	(unaudited)	
Interest Income:		
Loans (including fees)	$18,482	$14,864
Deposits with other banks	636	85
Securities (including FHLB stock)	2,857	3,353
Federal funds sold	-	1
Total Interest Income	21,975	18,303
Interest Expense:		
Demand deposits	2,811	1,976
Savings deposits	138	82
Time deposits	4,007	2,085
Borrowings	426	405
Total Interest Expense	7,382	4,548
Net Interest Income	14,593	13,755
Less: Provision for loan losses	787	605
Net Interest Income after Provision for Loan Losses	13,806	13,150
Noninterest Income:		
Service charges, commissions and fees	608	717
ATM and debit card fees	528	501
Net (losses) gains on securities	(402)	10
Net gains on sale of loans	11	2
Other	556	348
Total Noninterest Income	1,301	1,578
Noninterest Expense:		
Salaries and employee benefits	5,962	5,582
Occupancy and equipment expense	1,485	1,341
Other	3,721	3,284
Total Noninterest Expense	11,168	10,207
Income Before Income Taxes	3,939	4,521
Less: Provision for income taxes	807	920
Net Income	$3,132	$3,601
Per Common Share:		
Earnings	$0.36	$0.41
Cash dividends paid	$0.16	$0.16
Book Value Per Common Share	$17.55	$15.90
Weighted Average Common Shares Outstanding	8,807,175	8,807,175
Return on Average Assets	0.68%	0.84%
Return on Average Common Equity	8.43%	10.29%

Vanessa Drew | InvestorRelations@fgb.net

FIRST GUARANTY BANCSHARES, INC.

Post Office Box 2009
Hammond, Louisiana 70404-2009

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FIRST-CLASS MAIL
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BATON ROUGE, LA
PERMIT NO. 984